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                                                                     EXHIBIT 2.1

                             SCHEDULES and EXHIBITS



SCHEDULE      1.01.................Excluded Assets
              1.02.................Excluded Liabilities
              2.02.................Preliminary Net Working Capital Statement
              3.03.................Title to Purchased Assets
              3.05.................Consents and Approvals
              4.01.................Financial Statements
              4.02.................Intellectual Property Rights
              4.03.................Litigation
              4.04.................Employee Benefit Plans
              4.05.................Labor and Employment Matters
              4.06.................Taxes
              4.07.................Absence of Changes--Exceptions
              4.08.................Material Agreements
              4.09.................Real Property
              4.10.................Properties
              4.13.................Subscriber List
              4.14.................Changes in Suppliers and Advertisers
              4.15.................Insurance








EXHIBIT       7.02(d)..............Form of Opinion of Purchaser's Counsel
              7.03(d)..............Form of Opinion of Sellers' Counsel
              7.03(g)(i)...........Form of Bill of Sale
              7.03(g)(ii)..........Form of Trademark Assignment
              7.03(g)(iii).........Form of Copyright Assignment


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made effective June 29, 2000 between Penn Jersey Advance Inc., a Delaware corporation (the "Purchaser"), and Long Beach Publishing Company, a Delaware corporation ("Long Beach"), Easton Publishing Company, a Delaware corporation ("Easton"), South Jersey Newspapers Company, a Delaware corporation ("South Jersey"), Internet Media Publishing, Inc., a Delaware corporation ("IMP") and MediaNews Group, Inc., a Delaware corporation ("Media") (collectively, the "Sellers").

                                    RECITALS

         A. Long Beach, Easton and South Jersey own and operate the businesses (the "Businesses") of publishing the newspapers (the "Newspapers") identified on Annex I hereto, including Web sites associated with the Newspapers (the "Web Sites") and certain commercial printing operations conducted at sites owned by the Sellers in connection with their publication of the Newspapers.

         B. IMP owns certain Intellectual Property Rights (as such term is defined in Section 4.02(a) herein) related to the Newspapers.

         C. The Purchaser desires to purchase, and the Sellers desire to sell, the Businesses on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Accounts Receivable" has the meaning specified in Section 2.03.

         "Affiliate", with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

         "Assumed Liabilities" means the obligations assumed by the Purchaser in accordance with Section 2.05.

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         "Balance Sheet" means the unaudited balance sheets of the Businesses as of May 31, 2000.

         "Business Day" means any day on which banks are not authorized to be closed in New York City.

         "Closing" and "Closing Date" have the meanings specified in Section
2.06.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Defined Benefit Plan" means any ERISA Pension Plan subject to Title IV of ERISA that is not a Multiemployer Plan.

         "EBITDA" means net income or loss from operations excluding income or expenses for interest, Income Taxes, depreciation, amortization and other non-operating items. Sellers' calculation of EBITDA for the period ending May 31, 2000 is set forth on Schedule 4.01B on the line entitled "Operating Profit."

         "Employee Benefit Plan" has the meaning set forth in Section 4.04(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings issued and the regulations promulgated thereunder.

         "ERISA Affiliate" means a corporation that at the relevant time is or was a member of a controlled group of corporations with the Sellers within the meaning of Section 414(b) of the Code, or a trade or businesses (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Sellers within the meaning of Section 414(c) of the Code.

         "ERISA Pension Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA that is established, maintained or contributed to by the Sellers or any ERISA Affiliate.

         "ERISA Welfare Plan" means any employee welfare benefit plan as defined in Section 3(1) of ERISA that is established, maintained or contributed to by the Sellers or any ERISA Affiliate.

         "Excluded Assets" has the meaning set forth in Section 2.01.

         "GAAP" means generally accepted accounting principles in the United States of America in effect at the date when applied, consistent with prior periods.

         "Hazardous Material" means any substance:

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               (i) the presence of which may require investigation or
remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law;

              (ii) that is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA") and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.);

             (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, department, commission, board, agency or instrumentality of the United States or of any state or any political subdivision thereof;

              (iv) the presence of which on any property poses or threatens to pose a hazard to the health or safety of persons on or about such property or adjacent properties; or

               (v) which contains polychlorinated biphenyls (PCBs), friable asbestos, urea formaldehyde foam insulation or radon gas, petroleum products or any constituent thereof.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" means any federal, state, local, provincial, foreign or other income, alternative minimum, franchise, capital stock, net worth, capital, profits or similar tax, or assessment or deficiencies with respect thereto (including all interest and penalties thereon and additions thereto).

         "Intellectual Property Rights" has the meaning set forth in Section 4.02(a).

         "ISRA" means the New Jersey Industrial Site Recovery Act, N.J.S.A. Sections 13:1K-6 et seq., as amended.

         "Material Adverse Effect" means a material adverse effect on (i) the businesses, assets, operations or financial condition of the Businesses considered as a whole, or (ii) the ability of the Sellers to perform their obligations under this Agreement.

         "Material Agreements" has the meaning set forth in Section 4.08.

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         "Multiemployer Plan" means a plan as defined in Section 3(37) of ERISA to which the Sellers or any ERISA Affiliate has any obligation to contribute.

         "Net Working Capital" means the difference between (i) the sum of Accounts Receivable collected by Purchaser within 120 days following the Closing Date, inventory (valued on a basis consistent with the balances shown on Schedule 4.01A) and prepaid expenses (excluding items listed on Schedule 1.01 which are not Purchased Assets) and (ii) the sum of accounts payable, accrued expenses (excluding items listed on Schedule 1.02 which are not Assumed Liabilities) and Unearned Subscription Income. Income Taxes, amounts due to or from Affiliates, all indebtedness for borrowed money and accrued interest, all obligations under all employee benefit and welfare plans sponsored in whole or in part by Sellers and all accrued payroll expenses, inclusive of accrued payroll taxes and benefits, shall be excluded from the calculation of Net Working Capital and shall not be Purchased Assets or Assumed Liabilities as the case may be.

         "Person" includes any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, party, entity or governmental authority.

         "Purchased Assets" means all the assets used by or in the operation of the Businesses, including, but not limited to, (i) accounts receivable, inventory, supplies, prepaid production costs and prepaid expenses; (ii) the Intellectual Property Rights; (iii) the Material Agreements and Leases (and any other agreements not included as Material Agreements and Leases on account of failure to meet the threshold as to amount); (iv) all of the real and personal property used in the operation of the Businesses, whether owned or leased; (v) all licenses, franchises, permits and authorizations required by or useful in the operation of the Businesses; (vi) advertising contracts relating to the Businesses; (vii) the Subscriber Lists; (viii) registered URLs of the Web Sites;
(ix) the names and addresses of all direct distribution outlets for the Newspapers; (x) all published and unpublished editions of the Newspapers including the reference library; and (xi) all books, records, files and other documentation relating to the foregoing. Any assets defined as Excluded Assets pursuant to Section 2.01 of this Agreement shall not be Purchased Assets.

         "Retiree Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, maintained or contributed to by the Sellers or an ERISA Affiliate, that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Sellers or any of its ERISA Affiliates.

         "Settlement Date" shall mean the date described in Section 2.02(e).

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         "Subscriber List" means the list, as of the Closing Date, of subscribers to the Newspapers including the reference library, as prepared and maintained by the Sellers.

          "Tax" means any tax (including Income Tax) or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax, domestic or foreign.

         "Unearned Subscription Income" means the deferred revenue amount from subscriptions as of the Closing Date in respect of which the Sellers shall have received payment, but which subscription or service has not then been delivered or provided.

                                   ARTICLE II
                                PURCHASE AND SALE

         SECTION 2.01 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions contained herein, the Sellers will cause to be conveyed, transferred, assigned and delivered to the Purchaser, and the Purchaser will purchase from the Sellers, the Purchased Assets. The Purchased Assets shall not include the following (collectively, the "Excluded Assets"):

              (i) all of the Sellers' cash (including without limitation, all checks and drafts), cash equivalents (other than security deposits to the extent reflected on the Net Working Capital Statement) and marketable securities on hand or deposited in bank accounts, deposit accounts, lockbox accounts or any other accounts with banks or other depositories on or prior to the Closing Date, and all bank, depository and other accounts related thereto;

              (ii) all refunds and claims for refunds of income Taxes paid by any Seller or any of its Affiliates arising prior to or on the Closing Date;

              (iii) all rights and interests of any Seller or any of its Affiliates in, to or under any insurance policy, including any prepaid expense in respect thereof and any cash surrender value thereof;

              (iv) all debts and other obligations due to any Seller from any other Seller or from any Affiliate of any Seller;

              (v) Income Tax records and returns;


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              (vi) all right, title and interest in and to the names MediaNews
         Group, Inc. and Long Beach Publishing Company.

              (vii) other than as provided pursuant to Section 6.13 hereof, any rights to receive corporate overhead and other services provided to the Business by MediaNews Group, Inc. or any of its Affiliates or otherwise shared among the businesses conducted by the Sellers, including without limitation, treasury, legal, tax, human resources, risk management and finance and group purchasing plans;

              (viii) other than as provided pursuant to Section 6.12 hereof, all rights and interests under all employee benefit plans maintained by Sellers in whole or in part relative to the Business;

              (ix) all rights and interests under all newsprint purchase agreements or relating in whole or in part to the Business;

              (x) all rights and interests under all orders and contracts for the purchase of advertising which relate jointly to one or more of the Newspapers and one or more other newspapers published by Sellers' Affiliates;

              (xi) property and assets which are listed on Schedule 1.01; and,

              (xii) all claims, causes of action, rights of recovery, rights of set-off and other similar rights of any kind, to the extent relating to any Excluded Asset or any Excluded Liability.

         SECTION 2.02 AMOUNT OF PURCHASE PRICE.

              (a) The aggregate purchase price for the Purchased Assets shall be One Hundred Forty-Five Million Dollars ($145,000,000), subject to adjustment as hereinafter provided (the "Purchase Price"). The Purchase Price, plus the estimated Net Working Capital of the Businesses of Four Million Six Hundred Fifteen Thousand Three Hundred Fifty-Seven Dollars ($4,615,357), calculated based on the May 31, 2000 Balance Sheet for the Businesses, as previously furnished by Sellers to the Purchaser, in the manner set forth in the preliminary statement of net working capital appended as Schedule 2.02 hereto, shall be paid to Sellers or Sellers' designee in its entirety by the Purchaser at the Closing (as hereinafter defined) by wire transfer in immediately available funds.

              (b) The Purchase Price, as jointly determined, shall be adjusted, as provided in subsections (c), (d) and (e) hereof, by an amount equal to the Net Working Capital of the Businesses as included in the Purchased Assets and Assumed Liabilities, as of the Closing Date. The Purchase Price shall be

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increased by any positive amount or decreased by any negative amount of the Net
Working Capital.

              (c) Within one hundred and fifty (150) days after the Closing, Purchaser will cause to be prepared and delivered to the Sellers a statement of the Net Working Capital (the "Statement of Net Working Capital"). Within thirty
(30) days following the receipt by Sellers of the Statement of Net Working Capital, the Sellers may accept Purchaser's calculation or object to any of the information contained in said statement that could affect the amount of any adjustment to the Purchase Price, by delivery of such objection to the Purchaser in writing stating the Sellers' determination of the amount of the Net Working Capital. In preparing the statement of Net Working Capital, Accounts Receivable as of the Closing Date shall include only those amounts actually collected by the Purchaser during the 120 day period following the Closing Date.

              (d) In the event of any disagreement relating to the adjustments that the parties are unable to resolve, either party may elect to have such disagreement resolved by a national accounting firm (the "Accounting Firm") mutually selected by the Sellers and the Purchaser, or, if they are unable to agree thereon, the Accounting Firm shall be jointly chosen by two national accounting firms (one selected by Sellers and one by Purchaser). The Accounting Firm shall make a determination of such adjustments, which shall be final and binding. The Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the computations to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Accounting Firm shall be shared by the Purchaser and the Sellers as follows:

              The Purchaser shall pay a percentage of such fees and expenses equal to B/(A+B), and the Sellers shall pay from the Purchase Price a percentage of such fees and expenses equal to A/(A+B), where A is equal to the absolute value of the difference between the adjustments as finally determined by the Accounting Firm and the adjustments as reflected in the objection prepared and delivered by the Sellers in accordance with Section 2.02(c) above, and B is equal to the absolute value of the difference between the adjustments as finally determined by the Accounting Firm and the adjustments as reflected in the certificate prepared and delivered by the Purchaser in accordance with
         Section 2.02(c), above.

              (e) In the event the actual Net Working Capital of the Businesses as determined pursuant to subsections (c) and (d) above is less than the estimated Net Working Capital of the Businesses as determined in subsection (a) above, Sellers will wire transfer the amount by which the

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estimated Net Working Capital of the Businesses exceeds the actual Net Working
Capital of the Businesses to an account designated by Purchaser within three (3) Business Days of the agreement of the Parties or the determination by the Accounting Firm. In the event the actual Net Working Capital of the Businesses is greater than the estimated Net Working Capital of the Businesses, the Purchaser will wire transfer the amount by which the actual Net Working Capital of the Businesses exceeds the estimated Net Working Capital of the Businesses to an account designated by the Sellers within three (3) Business Days of the agreement of the parties or the determination by the Accounting Firm. The date that funds are delivered to Sellers or Purchaser pursuant to this Section 2.02(e) shall be the "Settlement Date."

         SECTION 2.03 ACCOUNTS RECEIVABLE. The accounts receivable as of the Closing Date (the "Accounts Receivable") set forth on the Statement of Net Working Capital represent valid obligations owed to the Sellers in the ordinary course of business:

         (a) Purchaser agrees to use substantially the same collection methods as Purchaser's Affiliates in the collection of the Accounts Receivable. Purchaser shall apply all collected amounts to specifically identified invoices. Notwithstanding the foregoing, such authority and obligation to collect the Accounts Receivable shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection.

         (b) Concurrently with its submission to Sellers of the Statement of Net Working Capital described in SECTION 2.02(c) of this Agreement, Purchaser shall deliver to Sellers a written report, certified by a duly authorized officer of Purchaser setting forth an accurate and complete description of all collections of the Accounts Receivable from the Closing Date to the day which is 120 days after the Closing Date.

         (c) As of the Settlement Date, Purchaser shall cease to have any further obligation to collect any Accounts Receivable, but shall promptly remit to Sellers any sums relating thereto it may collect subsequent to the day which is 120 days after the Closing Date.

         (d) Except as expressly provided herein, Purchaser shall have no responsibility for any obligation regarding any of the Accounts Receivable.

         SECTION 2.04 ALLOCATION OF PURCHASE PRICE. The Purchaser and Sellers shall allocate the Purchase Price among the Purchased Assets in accordance with their respective fair market values. The parties hereto shall use their reasonable efforts prior to the date which is 180 days following the Closing to reach agreement on a reasonable allocation of the Purchase Price among the

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Purchased Assets. If the Purchaser and the Seller reach such agreement, the
Purchaser and the Seller (i) shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 2.04 and (ii) shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation. Such agreement shall not be a condition to Closing. The Seller and the Purchaser shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code. In the event that the parties do not agree to a purchase price allocation then each party hereto shall file its own Form 8594.

         SECTION 2.05 ASSUMPTION OF LIABILITIES. Purchaser will assume only (i) the obligations as of the Closing for accounts payable and accrued expenses (excluding items listed on Schedule 2.02(b)) to be included in Net Working Capital, (ii) the obligation to fulfill the subscriptions outstanding as of the Closing Date and with respect to which Unearned Subscription Income was included in the calculation of Net Working Capital pursuant to Section 2.02(b) and (iii) obligations under the contracts and agreements included within the Purchased Assets which may arise after the Closing Date (the "Assumed Liabilities"). Purchaser shall not assume any liability of the Sellers other than the Assumed Liabilities, including, but not limited to any liability relating to any Excluded Asset.

         SECTION 2.06 CLOSING. The closing of the Purchaser's acquisition of the Purchased Assets (the "Closing") shall be held at 9:00 a.m. local time on Friday, June 30, 2000, if all of the conditions to Closing set forth in Section
7.01 of this Agreement have then been satisfied, and if not, on the second Business Day following the date on which all conditions to Closing contained in
Section 7.01 hereof have been satisfied or waived, at the offices of Sabin, Bermant & Gould LLP, or at such later date and time and other location as the Purchaser and the Sellers shall agree (the "Closing Date"). Provided that the Closing shall occur on or before the close of business July 7, 2000, the Closing shall be deemed to be effective as of the close of Business on June 30, 2000.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers represent and warrant to the Purchaser that the following are true and correct on the date hereof:

         SECTION 3.01 ORGANIZATION AND AUTHORITY OF THE SELLERS. Each of the Sellers is a corporation duly formed, validly existing and in good standing under the laws of the State of its incorporation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Sellers and the consummation by each of the Sellers of the transactions contemplated hereby have been duly authorized

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and approved by all necessary action on the part of each of the Sellers. This
Agreement has been duly authorized, executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers and preferential transfers, and by general principles of equity, whether considered in a proceeding at law or in equity.

         SECTION 3.02 NO VIOLATION. The execution and delivery of this Agreement by each of the Sellers and the performance by each of the Sellers of its obligations hereunder do not and will not (i) violate or conflict with the Certificate of Incorporation or by-laws of any of the Sellers; (ii) conflict with or violate any law, rule, regulation, order, judgment, injunction, decree, determination or award applicable to any of the Sellers; or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or cause the acceleration or cancellation of, or result in the creation of any lien, charge, encumbrance or adverse claim on any of the assets or properties of any of the Sellers pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Sellers are a party or by which any of such assets or properties is bound.

         SECTION 3.03 TITLE TO THE PURCHASED ASSETS. The Sellers have good and valid title (in the case of real property, in fee simple) to all of the Purchased Assets which are owned by any of the Sellers, free and clear of any liens, charges, covenants, conditions, restrictions and adverse claims or rights, except any created by this Agreement or disclosed on SCHEDULE 3.03 hereto.

         SECTION 3.04 NO BROKERS. No broker or finder has acted for any of the Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based on agreements, arrangements or understandings made by or on behalf of any of the Sellers.

         SECTION 3.05 CONSENTS AND APPROVALS. Except as disclosed on SCHEDULE
3.05 hereto, no consent, approval or authorization of any non-governmental third party, and, except as required by the HSR Act, no consent, approval, authorization or declaration of, or filing or registration with, any federal, state or local governmental or regulatory authority, is required to be made or obtained in connection with the execution and delivery of this Agreement by any of the Sellers or the consummation by any of the Sellers of the transactions contemplated hereby.


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                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                      THE SELLERS REGARDING THE BUSINESSES

         The Sellers represent and warrant to the Purchaser that the following are true and correct on the date hereof:

         SECTION 4.01 FINANCIAL STATEMENTS. The Sellers have previously delivered to Purchaser (1) balance sheets for the Businesses as of June 30, 1999 and May 31, 2000 (Schedule 4.01A), (2) statements of income for the Businesses for the ten-month period ending April 30, 2000 and for the eleven-month period ending May 31, 2000 (Schedule 4.01B), (3) statements of operating cash flow (EBITDA) for the Businesses for the eleven-month period ended May 31, 2000 and estimates of projected EBITDA for the Businesses for the one-month period ending June 30, 2000 (Schedule 4.01C) and (4) statements of EBITDA for the Businesses for the fiscal year ending June 30, 1999, the nine-month period ending March 31, 1999 and the three-month period ending June 30, 1999 and statements of EBITDA for Easton and South Jersey for the fiscal year ending June 30, 1998 (Schedule 4.01D) (collectively, except for the estimates of projected EBITDA included in
Schedule 4.01C, the "Financial Statements"). Sellers have also provided certain supplemental financial information and projections regarding the Business (collectively, the "Supplemental Financial Information" and the "Supplemental Projections") to Purchaser in connection with Purchaser's review of the Financial Statements.

         Sellers represent that the Financial Statements fairly present the financial condition and results of operations of the Businesses as of the dates and for the periods to which they relate, in accordance with generally accepted accounting principles consistently applied, except (i) to the extent that certain year end adjustments, which are not individually or in the aggregate material may not be reflected in the Financial Statement with respect to periods subsequent to June 30, 1999, (ii) for information ordinarily contained in footnotes to audited financial statements and (iii) as may be set forth in
Schedule 4.01E to this Agreement.

         Sellers represent (i) that the amounts set forth on Schedule 4.01D were included (without adjustments, except for such adjustments, if any, as may be set forth in Schedule 4.01F) in the audited financial statements for MediaNews Group, Inc.) for the fiscal year ended June 30, 1998 and June 30, 1999, as applicable, which were audited by Ernst & Young LLP, (ii) that the audit opinions of Ernst & Young LLP with respect to those audited financial statements were unqualified and (iii) that there were no proposed adjustments relating to the Businesses for the fiscal years ended June 30, 1998 and June 30, 1999 which were not reflected by MediaNews Group, Inc. in those audited financial statements due to the lack of materiality, except for such proposed adjustments, if any, as may be set forth in Schedule 4.01G hereto.


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         Sellers represent that the estimates of projected EBITDA set forth on all of the Schedules hereto represent their good faith estimates of the projected EBITDA and that those estimates were prepared on a basis consistent with the prior years' financial statements for the Businesses for the estimated periods which will end June 30, 2000.

         Sellers represent that the Supplemental Financial Information set forth on Schedule 4.01H hereto is true in all material respects and that the Supplemental Projections set forth on such Schedule represent Sellers' good faith estimates of the matters therein set forth.

         SECTION 4.02 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 4.02(a) sets forth a list of all trade names, slogans, service marks, Uniform Resources Locators and trademark registrations and applications with respect to material appearing in the Newspapers or owned by the Sellers or used by the Businesses and a general description of all copyright registrations and applications owned by the Sellers (all of the foregoing being collectively referred to as the "Intellectual Property Rights"). Except as indicated in SCHEDULE 4.02(b):

              (a) The Sellers have acquired the necessary rights to publish the editorial materials previously published in its publications;

              (b) No interference action or other judicial or adversary proceeding concerning any of such items of Intellectual Property Rights has been initiated and, to the knowledge of the Sellers, no such action or proceeding is threatened; and

              (c) The Sellers have the right and authority to use the Intellectual Property Rights in connection with the conduct of the Businesses in the manner and to the extent presently conducted, and such use does not conflict with, infringe upon or violate any rights of any other Person.

         SECTION 4.03 LITIGATION. Except as set forth on Schedule 4.03, there is no action, suit or proceeding pending, or, to the knowledge of the Sellers, threatened, against or affecting the Businesses which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         SECTION 4.04 EMPLOYEE BENEFIT PLANS.

              (a) SCHEDULE 4.04 hereto lists (i) each ERISA Pension Plan maintained within the last five (5) years by the Sellers or any of their ERISA Affiliates, (ii) each ERISA Welfare Plan, and (iii) each other profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, insurance, pension or retirement plan for employees or officers of any of the Sellers or any ERISA Affiliate (together with the ERISA Pension Plans and ERISA Welfare Plans, the "Employee Benefit Plans"). No Employee Benefit Plan invests in or maintains any holdings in any stock or security of any of the Sellers or any ERISA Affiliate thereof.

              (b) True and complete copies of all Employee Benefit Plans, including amendments thereto, have been delivered to the Purchaser.

              (c) Except as disclosed on SCHEDULE 4.04, neither any of the Sellers nor any of their ERISA Affiliates has at any time within the last five
(5) years sponsored, maintained, contributed to or incurred an obligation to contribute to any Defined Benefit Plan, Multiemployer Plan or Retiree Welfare Plan.

              (d) All ERISA Pension Plans intended to be qualified under Code
Section 401 have received favorable determinations from the Internal Revenue Service, and nothing has occurred since such determinations to affect adversely such determinations, and true and correct copies of such ERISA Pension Plans and determination letters have been delivered to the Purchaser.

              (e) No Employee Benefit Plan has participated in, engaged in or been a party to any "prohibited transaction" (as defined in ERISA or the Code).

              (f) Other than normal claims for benefits, there is no claim pending or, to the knowledge of any of the Sellers, threatened, involving any Employee Benefit Plan by any Person against such plan or any of the Sellers or any ERISA Affiliate.

              (g) To the knowledge of the Sellers, there is no violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Benefit Plan. True and correct copies of the most recent annual report on IRS Form 5500 (including attachments, exhibits, schedules, actuarial reports and audited financial statements) and Form 990, if applicable, for each Employee Benefit Plan have been delivered to the Purchaser.

              (h) All amounts that are required under the terms of any Employee Benefit Plan to have been paid or accrued as contributions to such Employee Benefit Plan by the Sellers or an ERISA Affiliate as of the last day of the most recent fiscal year of such Employee Benefit Plan ended on or before the date of this Agreement have been paid or accrued.

              (i) There has been no failure of a group health plan (as defined in Code Section 5000(b)(1)) of the Sellers to meet the requirements of Code
Section 4980B(f) with respect to a qualified beneficiary (as defined in Code
Section 4980B(g)). The Sellers have not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no ERISA Affiliate of the Sellers has incurred a tax under Code Section 5000(a) which is or could become a liability of the Sellers.

         SECTION 4.05 LABOR AND EMPLOYMENT MATTERS. Except as set forth on
SCHEDULE 4.05, there is no (i) collective bargaining agreement affecting the persons employed in the Businesses or by any of the Sellers to which any of the Sellers is a party or by which any of the Sellers is bound, (ii) labor organization or union that has the right to, or claims, to the knowledge of any of the Sellers, to have the right to, represent any person employed by any of the Sellers or the Businesses, (iii) except as set forth on SCHEDULE 4.04 (Employee Benefit Plans), SCHEDULE 4.05 or SCHEDULE 4.08 (Material Agreements), employment agreement or profit sharing, deferred compensation, bonus, stock option, stock purchase, retainer, severance or incentive plan involving any person employed by any of the Sellers or the Businesses as an employee to which any of the Sellers or the Businesses is a party or by which any of them is bound, or (iv) except as set forth on SCHEDULE 4.04, SCHEDULE 4.05 or SCHEDULE 4.08, written plan, contract or agreement under which health, dental or vision insurance plans for current or retired employees, severance plans, vacation plans or sick leave plans are afforded any of such employees of the Businesses. None of the Sellers nor the Businesses is in default with respect to any material term or condition of any plan identified on SCHEDULE 4.05 (including the making of contributions and recording reserves therefor).

         SECTION 4.06 TAXES.

              (a) Each of the Sellers has filed all Tax and information returns that it was required to file and paid all Taxes shown thereon to be due for all taxable periods ending on or prior to the Closing Date, or will file or cause to be filed (or extensions of time for filing have been or will be filed) within the time period prescribed by law with respect to all such returns. All such Tax returns are materially correct and complete in all respects.

              (b) Except as provided for or set forth on SCHEDULE 4.06, (i) no deficiencies for Taxes have been claimed, assessed or, to the knowledge of any of the Sellers, proposed by any Taxing Authority, (ii) none of the Sellers has received notice of any pending audits, investigations or claims for or relating to any liability in respect of Taxes, (iii) no issues have been raised in any pending or completed audit of any of the Sellers which could reasonably be expected materially to increase liability for Taxes of any of the Sellers for a taxable year which has either not been audited or as to which no federal, state, local or foreign tax assessment audit is pending, and (iv) no extension of a statute of limitations or power of attorney relating to Taxes is in effect with respect to any of the Sellers, and no Seller has requested any extension of time within which to file returns (including, without limitation, information returns and reports) in respect of any Taxes.

              (c) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party as of the date hereof.

         SECTION 4.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 4.07, from May 31, 2000 to the date of this Agreement, neither any of the Sellers nor the Businesses has:

              (a) incurred or become subject to, or agreed to incur or become subject to, any material liability not incurred in the ordinary course of business consistent with past practices;

              (b) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or purchased or redeemed its capital stock other than consistent with past practice;

              (c) sold, assigned, transferred, conveyed, leased or otherwise disposed of, or (except as expressly contemplated by this Agreement) agreed to sell, assign, transfer, convey, lease or otherwise dispose of, any of its assets or properties, except in the ordinary course of business;

              (d) suffered any Material Adverse Effect;

              (e) made, or agreed to make, any changes in its accounting methods or practices; or

              (f) entered into any other transaction, contract or commitment outside the ordinary course of businesses, except the transactions contemplated by this Agreement.

         SECTION 4.08 MATERIAL AGREEMENTS. Set forth on SCHEDULE 4.08 is a list of all the agreements applicable to the Businesses to which any of the Sellers is a party or by which any of the Sellers, the Businesses or any of the Purchased Assets is bound and which involve annual payments in excess of Fifty Thousand Dollars ($50,000) or agreements by the Businesses to provide advertising in the Newspapers to third parties in exchange for property or services having a value in excess of Fifty Thousand Dollars ($50,000), in each case in any year (to the extent not otherwise set forth on SCHEDULE 4.02(a) (Intellectual Property Rights), SCHEDULE 4.04 (Employee Benefit Plans), SCHEDULE
4.05 (Labor and Employment Matters), SCHEDULE 4.09, (Real Property) and SCHEDULE
4.10 (Personal Property) and 4.15 (Insurance). Such agreements, together with those identified on SCHEDULES 4.02, 4.04, 4.05, 4.09, 4.10, and 4.15 are collectively referred to as the "Material Agreements." A true and complete copy of each written Material Agreement has been delivered to the Purchaser. Each of the Material Agreements is in full force and effect, and none of the Sellers (i) is in default under, (ii) has received a notice of default pursuant to or (iii) is aware of an other party being in material violation of, any of the Material Agreements.

         SECTION 4.09 REAL PROPERTY. Set forth on SCHEDULE 4.09(a) is a list of all the real property, buildings and improvements (the "Real Property") owned or used in connection with the Businesses. There are no encumbrances, easements, or restrictions which materially affect the use or value of the Real Property as currently used by Sellers. The buildings and improvements on the Real Property and the uses thereof conform in all material respects with all applicable laws, ordinances and regulations, including without limitation, those relating to building safety, fire and zoning. The Sellers have not received notice of non-compliance of the Real Property with any law, regulation or ordinance any proposed change in such laws, ordinances or regulations

         The heating, ventilation and air conditioning, plumbing and electrical systems in the buildings included in the Real Property are in good working order and condition for their age and length of service, and there is no current necessity to replace or make material repairs to any of the foregoing systems, other than such replacement and repairs as are customary in light of the age and length of service of such systems.

         Except as described on Schedule 4.09(b) there are no building or construction contracts and no service or other contracts to which any of the Sellers is a party. Except as described on Schedule 4.09(c) there are no leases, subleases, concessions or other agreements materially affecting Sellers' rights of occupancy of the Real Property.

         SECTION 4.10 PERSONAL PROPERTY; INVENTORY. The principal items of equipment and the general categories of other personal property which are used in connection with the Businesses (the "Personal Property") are described on
Schedule 4.10(a). The current operation of the Personal Property conforms materially with all applicable laws, rules or regulations of any federal, state or local government or governmental agency or authority. The Personal Property is in good working order and condition for its age and length of service, and, to the Sellers' knowledge, there is no current necessity to replace or make material repairs to any of the Personal Property, other than such replacement and repairs as are customary in light of the age and length of service of the Personal Property.

         A general description of the inventory owned by the Businesses is set forth on Schedule 4.10(b). The inventory is in useable condition.

         SECTION 4.11 ENVIRONMENTAL MATTERS

              (a) The Sellers and the Businesses have handled, manufactured, treated, stored, used or generated only those quantities of Hazardous Materials necessary for the normal operation and maintenance of any Purchased Asset in the ordinary course of the Businesses.

              (b) During and, to the knowledge of the Sellers, prior to the period of ownership or use thereof by the Sellers or the Businesses, all properties owned by the Sellers or the Businesses have been maintained, and all activities of the Sellers and the Businesses conducted upon all property owned or used by the Sellers have been conducted, in material compliance with all federal, state and local environmental laws, rules and regulations ("Environmental Laws"), and none of the Sellers nor the Businesses is has incurred any liability as a consequence of its material non-compliance with any federal, state or local environmental laws, rules or regulations.

              (c) None of the Sellers nor the Businesses has received notification from any governmental authority with respect to current, existing violations or liabilities, or previous violations or liabilities, relating to any of the Sellers or the Businesses of any of the laws referred to in clause
(b) above, or pursuant to any of the respective implementing regulations to such laws, rules or regulations.

              (d) No Hazardous Material has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (a "Release") by Sellers or any other person or entity under Sellers' direction or control at, on, about or under any property now or formerly owned, operated, or leased by Sellers or the Businesses in material violation of, or in a manner which could give rise to any obligation under, any Environmental Laws, nor has any of the Sellers or the Businesses received notice of any allegation or investigation of the possibility, that it or any of its respective assets, including any of the Purchased Assets, is subject to any liability, clean-up or other obligation arising out of or relating to any Release, or the use, manufacture, treatment, storage or handling of any Hazardous Material.

              (e) No condition currently exists with respect to any Real Property included within the Purchased Assets which gives rise to any lien arising under any Environmental Law or which imposes any deed restrictions or requires any notice be placed with respect to any such Real Property.

         SECTION 4.12 LICENSES, FRANCHISES, ETC. Each of the Sellers and the Businesses have all licenses, franchises, permits or authorizations required in connection with their respective operations as presently conducted, except to the extent that the absence of any requisite license, franchise, permit or authorization, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. No material license, franchise, permit or authorization held by any of the Sellers or the Businesses will be terminated or impaired by reason of the transactions contemplated by this Agreement, which termination or impairment, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

         SECTION 4.13 CIRCULATION. The Sellers and the Businesses have, at all times during the conduct of operations of the Businesses, followed in all material respects the practices generally accepted in the publishing industry, as applied by the Audit Bureau of Circulation ("ABC"). The results of the most recent ABC audits of the Newspapers attached hereto as SCHEDULE 4.13 are true and correct in all material respects.

         SECTION 4.14 CHANGES IN SUPPLIERS AND ADVERTISERS. Except as set forth on SCHEDULE 4.14, none of the significant suppliers supplying products, paper, components, materials or services to the Businesses has indicated to any of the Sellers any intention to cease selling such products or services to the Businesses, nor have any of the major advertisers of the Businesses indicated to any of the Sellers an intention to discontinue advertising with the Businesses.

         SECTION 4.15 INSURANCE. SCHEDULE 4.15 sets forth an accurate list of all policies of insurance and self insurance arrangements maintained by or on behalf of the Businesses as of the date hereof. Such insurance policies are valid and in full force and effect and shall remain in full force and effect following the Closing in respect of occurrences on or before the Closing Date.

         SECTION 4.16 COMPLIANCE WITH LAWS. None of the Sellers nor the Businesses has, within the three (3) year period prior to the date of this Agreement, received any notice of any violation of any law, rule, regulation, order, judgment, writ or decree of any court or any governmental agency or instrumentality applicable to the operations of the Businesses as currently conducted or to the Purchased Assets. The operation of the Businesses complies in all material respects with all applicable material federal, state and local laws and regulations, and any applicable order, judgment, writ or decree of any court, commission, agency or other instrumentality.

         SECTION 4.17 UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Balance Sheet and in the Schedules to this Agreement, the Businesses have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted of a sort required under generally accepted accounting principles to be reflected in the Balance Sheet, or described in footnotes to such Balance Sheet or disclosed by the Sellers' auditors in their opinion with respect to such Balance Sheet, except liabilities incurred in the ordinary course of business since the date of the Balance Sheet.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser represents and warrants to the Sellers that the following are true and correct on the date hereof:

         SECTION 5.01 ORGANIZATION AND AUTHORITY OF THE PURCHASER. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of its incorporation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Purchaser. This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers and preferential transfers, and by general principles of equity, whether considered in a proceeding at law or in equity.

         SECTION 5.02 NO VIOLATION. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder do not and will not (i) violate or conflict with the Certificate of Incorporation or by-laws of the Purchaser; (ii) conflict with or violate any law, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Purchaser; or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or cause the acceleration or cancellation of, or result in the creation of any lien, charge, encumbrance or adverse claim on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser is a party or by which any of such assets or properties is bound.

         SECTION 5.03 CONSENTS AND APPROVALS. No consent, approval or authorization of any non-governmental third party, and, except as required by the HSR Act, no consent, approval, authorization or declaration of, or filing or registration with, any federal, state or local governmental or regulatory authority, is required to be made or obtained in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

         SECTION 5.04 NO BROKERS. No broker or finder has acted for the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based on agreements, arrangements or understandings made by or on behalf of the Purchaser.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

         SECTION 6.01 ACCESS AND INSPECTION; CONFIDENTIALITY. Upon reasonable prior notice to the Sellers, the Sellers shall provide, and shall cause the Businesses to provide, the Purchaser and its representatives with access at reasonable times, during normal business hours, from and after the date of execution hereof, to all of the assets, properties, contracts, commitments, books and records of the Businesses, and shall furnish such information concerning the operations and affairs of the Businesses as may be reasonably requested.

         SECTION 6.02 COOPERATION. The parties shall cooperate fully with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and each party shall use its reasonable efforts to consummate the transactions described herein in a timely manner, to fulfill its obligations hereunder and to satisfy all conditions to the Closing that such party is obligated to satisfy pursuant hereto.

         SECTION 6.03 PUBLICITY. Except for a party's representatives and any entity, the consent, approval or waiver of which is required hereunder, neither party hereto shall disclose to any third party or issue any press release or other public announcement respecting the fact, terms or conditions of this Agreement or the transactions described herein without obtaining the prior written consent of the other, unless, in the reasonable judgment of the party intending to make such disclosure, release or announcement, disclosure is required by applicable law--in which case, to the extent permitted by applicable law, the party intending to make such disclosure, release or announcement shall use commercially reasonable efforts to consult with the other party with respect to the content thereof.

         SECTION 6.04 HSR FILING. The Sellers and the Purchaser have filed, or caused to be filed, Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the transactions described herein and shall use their respective reasonable efforts to respond as promptly as practicable to all inquiries received from such agencies for additional information or documentation.

         SECTION 6.05 CONDUCT OF BUSINESS PENDING CLOSING. Each of the Sellers covenants and agrees that, except as otherwise provided herein, between the date hereof and the Closing Date (or the termination of this Agreement prior to Closing), it shall and shall cause the Businesses to:

              (a) conduct its operations in material compliance with all applicable laws and only in the ordinary course and consistent with past practice, without the creation of any indebtedness for borrowed money;

              (b) preserve its business organization, keep available the services of its respective present employees and preserve the goodwill of its respective suppliers, customers and others having business relations with it;

              (c) provide the Purchaser with notice if it intends to increase the compensation or other remuneration of any of the current directors, officers or key employees of the Sellers or the Businesses and secure the consent of the Purchaser before announcing or making any such increase;

              (d) refrain from settling or compromising any claim or litigation involving amounts in excess of Fifteen Thousand Dollars ($15,000), or, except in the ordinary and usual course of business, modifying, amending or terminating any Material Agreement or waiving, releasing or assigning any material rights or claims; and

              (e) refrain from taking, or agreeing in writing or otherwise to take, any of the foregoing actions, or any action reasonably likely to prevent the satisfaction of any condition to closing set forth in Article VII hereof, or that would make any of the Sellers' representations or warranties contained in this Agreement untrue or incorrect as of the date when made.

              (f) file correct and complete Tax and information returns that it is required to file and pay all Tax liabilities required to be paid by them.

         SECTION 6.06 NOTIFICATION OF CERTAIN MATTERS. The Sellers shall give prompt notice to the Purchaser of: (a) any occurrence or notice of, or other communication relating to, a default or event that, with the giving of notice or the lapse of time or both, would or could become a default under this Agreement or any Material Contract or cause a breach of any representation or warranty made in this Agreement; and (b) any change which results or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect.

         SECTION 6.07 TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Purchased Assets hereunder shall be paid by the Sellers when due, and the Sellers will, at their expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. Upon presentation by Sellers to Purchaser of appropriate documentation and Purchaser's agreement with such filings, the Purchaser shall reimburse the Sellers for fifty percent (50%) of such Taxes and fees. Each of the Sellers shall comply with the bulk transfer tax laws for all relevant jurisdictions. If required by applicable law, the Purchaser will join in the execution of any such Tax returns and other documentation.

         SECTION 6.08 ENVIRONMENTAL INVESTIGATION.

              (a) The Sellers and the Businesses shall file all documents with the New Jersey Department of Environmental Protection ("NJDEP") required under ISRA. The Sellers shall fully comply with ISRA, obtain letters of Non-Applicability with respect to all New Jersey properties not subject to ISRA and provide the Purchaser with true and complete copies of all documents submitted to NJDEP. The Sellers shall undertake at their sole expense all investigations and (upon prior notification to and after prior consultation with Purchaser) all remediation required to comply with ISRA and to avoid any deed restrictions or notice being required to be placed with respect to any Real Property located within the State of New Jersey. Upon completion of any ISRA required investigation or remediation, Sellers shall, at their expense, cause any such Real Property to be restored to a serviceable condition appropriate to the Purchaser's future use thereof in a manner comparable to Sellers' current use of such Real Property, in material compliance with all applicable laws, ordinances and regulations, including without limitation, those relating to building safety, fire and zoning.

              (b) The Purchaser, at its expense, is engaging consultants to conduct such environmental investigations as it deems appropriate. The Sellers agree to reimburse the Purchaser for all costs incurred by Purchaser necessary to comply with reasonable recommendations made by the Purchaser's environmental consultants (exclusive of any costs associated with the consultants' investigations, and with respect to the recommended remediation, exclusive of any costs attributable to Purchaser's or its Affiliates' employees or attorneys); provided that the costs to be reimbursed by Seller are incurred by Purchaser with respect to matters which Purchaser has provided Seller written notification of within ninety (90) days of the Closing Date and after prior consultation with Sellers, and provided further that such costs relate to (i) the presence of any hazardous material at, on, about, under or migrating from any properties included in the Purchased Assets, (ii) the removal or abandonment in place, at the Purchaser's option, of any underground or aboveground storage tanks not currently used or that are not in material compliance with all applicable Environmental laws or (iii) any other condition which would constitute a breach of any of the Sellers' representations and warranties contained herein or otherwise constitute a violation of or material non-compliance with any applicable Environmental Laws, including without limitation, the Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1 et seq. and the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11a et seq.

         SECTION 6.09 EMPLOYEES.

              (a) To the extent required by law, each of the Sellers will formally terminate the employment of each of the employees of the Businesses, effective on the Closing Date. The Purchaser agrees to make offers of employment to substantially all of the employees of the Newspapers and will reimburse the Sellers for any severance payable, in accordance with the Sellers' regular severance policies, to any person to whom the Purchaser declines to make such an offer.

              (b) The Sellers and Purchaser agree that to the extent employees of the Businesses continue to be employed by the Businesses after the Closing Date, Purchaser shall be entitled to claim successor employer status on all federal, state and local payroll tax returns. Sellers agree to cooperate with Purchaser in filing any applications and forms related to such successor employer treatment, including annual Form W-2s and applications for transfer of unemployment experience history.

         SECTION 6.10 NON-COMPETE. Neither Media nor any of its Affiliates shall, for a period of five (5) years from the Closing Date, engage directly or indirectly in the publication or distribution of daily or weekly newspapers within the areas of the States of New Jersey or Pennsylvania within which the Newspapers are currently distributed to any material extent in material competition with the Newspapers; provided, however, that nothing herein shall prohibit the acquisition by Media or its Affiliates of control of a diversified company having not more than ten percent (10%) of its sales (based on its latest published annual audited financial statements) attributable to the publication and distribution of daily and weekly Newspapers which materially compete with the Newspapers.

         SECTION 6.11 SELLERS' FINAL PAYROLL. Sellers shall cause to be paid, in a timely manner and consistent with Sellers' past practices, all accrued payroll (including accrued commissions, carrier tips and benefit plan contributions, if any) and shall thereafter pay, file or deposit when due all accrued payroll taxes and related tax returns attributable to work performed prior to the Closing Date or resulting from terminations prior to or as of the Closing Date, with respect to all persons employed by the Sellers relative to the Businesses as of or prior to the Closing Date. It is anticipated that all payroll checks will be paid within 5 business days of the Closing Date.

         SECTION 6.12 CONTINUATION OF EMPLOYEE BENEFIT AND WELFARE PLANS. From June 30, 2000 until the date which is ninety (90) days following the Closing, Sellers shall, unless otherwise advised in writing by Purchaser, maintain in full force and effect all of their employee benefit and welfare plans (and all related insurance policies) with respect to employees of the Businesses which are in effect as of the date of this Agreement. Promptly, upon Purchaser's receipt of Sellers' invoice therefor, Purchaser shall reimburse Sellers for the cost of providing such benefits, subject to Purchaser's reasonable review and approval.

         SECTION 6.13 CONTINUATION OF SERVICES. The Sellers have requested that the Purchaser proceed to the Closing of the transaction without the opportunity to make certain preparations required to continue the running of the Businesses. Accordingly, the Sellers agree to (and cause their Affiliates to) use their best effort to perform or provide all such services as have been performed in the past for the Businesses which Purchaser may reasonably request upon timely notice to Sellers, including, without limitation, the hosting of websites relating to the Newspapers and the processing of payroll and other employee-related matters and providing such other assistance as may reasonably be required by the Purchaser. Such services shall be provided up to a maximum of sixty (60) days after Closing, as requested by the Purchaser. The Purchaser shall make reasonable commercial efforts to relieve the Sellers of these obligations earlier when feasible. For up to the sixty (60) day period following the Closing it will also be necessary for Purchaser to provide certain circulation, retail advertising, accounts payable and general ledger computer services to Sellers' Affiliate, Las Cruces Publishing Company. Except for Purchaser reimbursing Sellers for Sellers' out-of-pocket costs (e.g., fees paid to outside consultants in connection with the processing of Purchaser's payroll), with such proof of cost as the Purchaser may reasonably request, neither Purchaser nor Sellers shall have any other reimbursement obligations with respect to any of the services herein described.

         SECTION 6.14 CERTAIN RECORDS RELATING TO SELLERS' BANK ACCOUNTS. For the three year period following the Closing, Sellers shall permit Purchaser to retain custody of and store upon the current premises of the Newspapers all material records currently located thereon which relate to any bank accounts utilized by Sellers relative to the Businesses. From time to time during such three year period, upon Sellers' request, Purchaser shall provide Sellers and/or Sellers' representative with reasonable access to all such records and/or provide Sellers with such copies thereof as Sellers may reasonably request. Upon the termination for such three year period, Purchaser shall return all such records to Sellers or make such other reasonable disposition thereof as Sellers may then request.

                                  ARTICLE VII
                              CONDITIONS TO CLOSING

         SECTION 7.01 CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND THE SELLERS. The respective obligations of the parties hereto to consummate the transactions contemplated hereby shall be, unless otherwise expressly waived by the parties in writing, subject to the fulfillment at or prior to the Closing of the following conditions:

              (a) HSR Act; Approvals and Consents. The waiting period (including any extensions) applicable to the consummation of the transactions under the HSR Act shall have expired or been terminated and all required governmental notices, approvals or consents, and notices, consents or approvals of any third parties for the transactions contemplated hereby shall have been either filed or received.

              (b) No Order. No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or demanding damages in the case of consummation of the transactions contemplated by this Agreement; and there shall be no pending action, nor any outstanding threat by any such entity which, upon advice of a party's counsel, the party believes presents a material risk of any of the foregoing.

              (c) Environmental Matters. The Sellers and the Businesses shall at Sellers' sole expense have fully complied with all applicable requirements of ISRA relating to the transactions contemplated by this Agreement including the obtaining of consent from the appropriate agency.

              (d) Material Adverse Effect. From May 31, 2000 through the close of business on the last business day immediately preceding the Closing Date, there shall not have occurred a Material Adverse Effect.

         SECTION 7.02 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

              (a) Covenants. All covenants contained in this Agreement to be performed or complied with by the Purchaser on or before the Closing Date shall have been performed or complied with in all material respects, and the Sellers shall have received from the Purchaser a certificate of an authorized executive officer of the Purchaser to such effect.

              (b) Resolutions. The Sellers shall have received from the Purchaser certified copies of resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution and performance of this Agreement and the transactions contemplated thereby.

              (c) Opinion of the Purchaser's Counsel. The Sellers shall have received an opinion of Sabin, Bermant & Gould LLP, counsel to the Purchaser, dated the Closing Date, substantially in the form of EXHIBIT 7.02(d).

         SECTION 7.03 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

              (a) Covenants. All covenants contained in this Agreement to be performed or complied with by the Sellers on or before the Closing Date shall have been performed or complied with in all material respects, and the Purchaser shall have received from an executive officer of each of the Sellers a certificate to such effect.

              (b) Resolutions. The Purchaser shall have received from each of the Sellers certified copies of resolutions duly adopted by the Board of Directors of such Seller authorizing the execution and performance of this Agreement and the transactions contemplated thereby.

              (c) Opinion of the Sellers' Counsel. The Purchaser shall have received an opinion of Verner, Liipfert, Bernhard, McPherson and Hand, Chartered, counsel to the Sellers, dated the Closing Date, substantially in the form of EXHIBIT 7.03(d).

              (d) Amended Schedules. The Sellers shall have delivered to the Purchaser all necessary amendments to make any schedules accurate as of the Closing Date, and no such amended schedule shall, in the reasonable judgment of the Purchaser, indicate any changes, effects or events that would have a Material Adverse Effect on the Businesses or the Purchased Assets.

              (e) Additional Deliveries. The Sellers shall have delivered to the
Purchaser:

                   (i) Bills of Sale in the forms of EXHIBIT 7.03(f)(i)(A, B AND C);

                   (ii) Trademark Assignments in the forms of EXHIBIT 7.03(f)(II)(A, B AND C);

                   (iii) Copyright Assignments in the forms of EXHIBIT 7.03(f)(III)(A, B AND C);

                   (iv) Special Warranty Deeds (with respect to Real Property being transferred in Pennsylvania) and Bargain and Sale Deeds (with respect to Real Property being transferred in New Jersey) in the forms of EXHIBIT 7.03(f)(IV) (A AND B); and

                   (v) such other documents and instruments as the Purchaser may reasonably request.

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

         SECTION 8.01 SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement, and on any Schedule, Exhibit or other document delivered pursuant hereto, shall survive the Closing and, subject to the exceptions below, shall thereafter expire eighteen (18) months following the Closing Date. Notwithstanding the foregoing, the representations, warranties, covenants and agreements contained in Section 4.06 (Taxes) and Section 6.07 (Transfer Taxes) shall continue to survive until the expiration of the applicable statute of limitations; the representations, warranties, covenants and agreements contained in Section 4.11 (Environmental Matters) and with respect to third party claims shall survive until the third anniversary of the Closing Date; and the representations and warranties contained in Sections 3.01,
3.02 and 3.03 and the indemnification obligations contained in Section 8.02 shall not expire but shall continue in full force and effect following the Closing.

         SECTION 8.02 INDEMNIFICATION OBLIGATIONS OF THE SELLERS. Each of the Sellers agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates, and their respective shareholders, officers, directors, employees and agents (the "Purchaser Indemnified Parties") against and in respect of any and all losses, liabilities, actions, demands, assessments, orders, judgments, costs and expenses (including reasonable attorneys' fees and expenses) of any kind or nature whatsoever ("Losses"), to the extent incurred by or made against any of the Purchaser Indemnified Parties, and based upon, arising out of or in connection with:

              (a) any breach of any representation or warranty made by any of the Sellers in this Agreement or in any Schedule attached or certificate delivered pursuant hereto;

              (b) any nonperformance of any covenant or agreement made by any of the Sellers in this Agreement or on any Schedule attached hereto or in any certificate delivered pursuant hereto;

              (c) any claim brought in respect of any subsidiary, property or asset of any of the Sellers not being purchased by the Purchaser hereunder;

              (d) any matter described on Schedule 4.03 hereof; and,

              (e) any claim made by a third party including government entities for any other liabilities arising or events or conditions occurring on or prior to the Closing, other than assumed liabilities;

provided, however that Sellers shall not be responsible under subparagraph (a) above (other than with respect to breaches of the warranties and representations set forth in Sections 4.04 or 4.06 of this Agreement) for any

Losses incurred by the Purchaser Indemnified Parties until the cumulative aggregate amount of such Losses incurred under subparagraph (a) above (other than with respect to breaches of the warranties and representations set forth in Sections 4.04 or 4.06 hereof) exceeds Two Hundred Fifty Thousand Dollars (the "Basket Amount"), and shall then only for the amount of such Losses which exceeds the Basket Amount.

         SECTION 8.03 INDEMNIFICATION OBLIGATIONS OF THE PURCHASER. The Purchaser agrees to indemnify, defend and hold harmless each of the Sellers against and in respect of all Losses, to the extent incurred by or made against any Seller, and based upon, arising out of or in connection with any breach of any representation or warranty or nonperformance of any covenant or agreement of the Purchaser made in this Agreement or in any certificate delivered pursuant hereto.

         SECTION 8.04 INDEMNIFICATION PROCEDURES. If any party (the "Indemnitee") has or receives notice of any claim or the commencement of any action or proceeding with respect to which any other party is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 8.02 or
Section 8.03 hereof, the Indemnitee shall promptly give the Indemnifying Party written notice of the amount of and basis for such claim. The Indemnifying Party may compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability; provided, however, that the Indemnitee must bear its own costs of participation. The Indemnifying Party may not settle or compromise any claim over the reasonable objection of the Indemnitee if such settlement or compromise is other than for a monetary amount and would impose any material liability or obligation on, or the limitation of any material right of, such Indemnitee or any of its Affiliates. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents or personnel within its control that are reasonably necessary or appropriate for such defense. If an Indemnitee shall fail or delay to give notice of a Loss or shall give inadequate or incomplete notice in light of information then known by or readily ascertainable to such Indemnitee, such conduct shall not relieve the Indemnifying Party from its obligations under this
Article VIII, except to the extent that the Indemnifying Party is prejudiced thereby.

         SECTION 8.05 TREATMENT OF INDEMNIFICATION PAYMENTS. Any amount paid by the Purchaser to the Sellers or by the Sellers to the Purchaser under this
Article VIII will be treated as an adjustment to the Purchase Price.

                                   ARTICLE IX
                                   TERMINATION

         SECTION 9.01 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

              (a) by the mutual written consent of the Purchaser and the Sellers;

              (b) by either the Purchaser or the Sellers, upon written notice to the other, if the Closing has not occurred on or before August 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this
Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

              (c) by the Purchaser, upon written notice to the Sellers, if (i) any federal, state or foreign governmental authority or other agency or commission imposes as a condition to the Purchaser's right to consummate the transaction provided for in this Agreement the disposition or exclusion from purchase of any of the assets of the Sellers or the Businesses that are to be included in the transaction contemplated hereby; or (ii) an event occurs that would, in the reasonable judgment of the Purchaser, have a Material Adverse Effect on the Businesses.

         SECTION 9.02 PROCEDURE ON AND EFFECT OF TERMINATION. This Agreement shall terminate upon the giving of any written notice required by Section 9.01 hereof, without further action by either party hereto. If this Agreement is terminated as provided herein, the obligations of the parties to consummate the transactions described herein shall terminate and there shall be no liability or continuing obligation on the part of either party hereto, provided that nothing herein shall relieve either party from any liability under the terms and conditions of this Agreement for any willful breach thereof prior to any such termination. Notwithstanding the foregoing, the obligations of the parties pursuant to, or other provisions set forth in, Section 6.03 (Publicity), Section
10.01 (Expenses) and Section 10.12 (Confidentiality) hereof shall survive any such termination.

                                   ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

              SECTION 10.02 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly made as of the date delivered if delivered personally, by overnight courier or by facsimile or five (5) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

              If to the Sellers, to:

              MediaNews Group, Inc.
              1560 Broadway
              Suite 2100 Denver, CO  80202
              Attention:  Joseph J. Lodovic, IV
              Executive Vice President and
              Chief Financial Officer

              With a copy to:

              Verner, Liipfert, Bernhard,
                McPherson and Hand, Chartered

              901 15th Street, N.W., Suite 700
              Washington, D.C.  20005-2301
              Attn: Howell E. Begle Jr.
              Fax: (202) 371-6279

              If to the Purchaser, to:

              Penn Jersey Advance Inc.
              c/o Paul Scherer & Company LLP
              335 Madison Avenue
              New York, NY 10017

              With a copy to:

              Sabin, Bermant & Gould LLP
              Four Times Square
              New York, NY 10036
              Attention:  Craig D. Holleman, Esq.
              Fax:  (212) 381-7201

         SECTION 10.03 AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by the party affected by such amendment and expressly stating that it is intended to amend this Agreement.

         SECTION 10.04 WAIVER. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made by the other party and contained herein or in any document delivered by the other party pursuant hereto, or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

         SECTION 10.05 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.06 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         SECTION 10.07 ENTIRE AGREEMENT. This Agreement, and the Schedules and Exhibits attached hereto, constitute the entire agreement between the Sellers and the Purchaser relating to the transactions contemplated hereby and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

         SECTION 10.08 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising under or by reason of this Agreement shall be assignable by any party to this Agreement without the prior written consent of the other party, except that the Purchaser may assign its rights and obligations hereunder to any of its Affiliates and Sellers may, prior to the Closing assign all or any portion of their rights under this Agreement to a qualified intermediary so that the transactions contemplated hereunder may qualify as a tax deferred, like kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, whereupon all such transactions shall thereupon be implemented accordingly, in a manner reasonably satisfactory to Purchaser, Sellers and the qualified intermediary.

         SECTION 10.09 BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, expressed or implied, shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         SECTION 10.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed in such state, without regard to principles of conflicts of law.

         SECTION 10.11 COUNTERPARTS; EFFECTIVENESS OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         SECTION 10.12 CONFIDENTIALITY. All information disclosed heretofore by any party to any other party in connection with this Agreement (including, without limitation, the Purchase Price and the terms and conditions of this Agreement) shall be kept confidential by such other party (except that such information may be disclosed under an agreement of confidentiality to such party's legal counsel and independent public accountants), and shall not be used by such other party other than for uses herein contemplated, except to the extent (a) such information was known to such other party when received or as it is or hereafter becomes lawfully obtainable from other sources, (b) such duty as to confidentiality and non-use is specifically waived in writing by such disclosing party, or (c) such disclosure or use is required by law or governmental regulation or order. Such obligation as to confidentiality and non-use as provided in this Agreement shall survive termination of this Agreement.

                            [signature page follows]

         IN WITNESS WHEREOF, the Sellers and the Purchaser have executed this Agreement as of the date first above written.

[THE SELLERS]                           [THE PURCHASER]

Long Beach Publishing Company           Penn Jersey Advance Inc.

By: /s/ Joseph J. Lodovic, IV           By:
   ----------------------------------      ----------------------------------
   Joseph J. Lodovic, IV                   Name:
   Executive Vice President                Title:
   and Chief Financial Officer

Easton Publishing Company

By: /s/ Joseph J. Lodovic, IV
   ----------------------------------
   Joseph J. Lodovic, IV
   Executive Vice President
   and Chief Financial Officer

South Jersey Newspapers Company

By: /s/ Joseph J. Lodovic, IV
   ----------------------------------
   Joseph J. Lodovic, IV
   Executive Vice President
   and Chief Financial Officer

Internet Media Publishing, Inc.

By: /s/ Joseph J. Lodovic, IV
   ----------------------------------
   Joseph J. Lodovic, IV
   Executive Vice President
   and Chief Financial Officer

MediaNews Group, Inc.

By: /s/ Joseph J. Lodovic, IV
   ----------------------------------
   Joseph J. Lodovic, IV
   Executive Vice President
   and Chief Financial Officer

                                                               Execution Version


                            ASSET PURCHASE AGREEMENT


                                                                   June 30, 2000